EXHIBIT 5.2

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

January 6, 2016

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 4951033 Israel

Ladies and Gentlemen:

We have acted as U.S. counsel to Teva Pharmaceutical Industries Limited, an Israeli corporation (“Teva”), in connection with the issuance and sale by Teva of:

(1)	5,400,000 American Depositary Shares (“ADSs”), each representing one ordinary share, par value NIS 0.10 per share, of Teva (“Ordinary Shares”); and

(2)	337,500 of its 7.00% Mandatory Convertible Preferred Shares, par value NIS 0.10 per share (“Mandatory Convertible Preferred Shares” and, together with the ADSs and the Ordinary Shares represented by each ADS, the “Securities”), which are convertible into ADSs.

For purposes of the opinions hereinafter expressed, we have examined copies of (i) the Registration Statement on Form F-3 (File No. 333-208238) filed by Teva with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on November 30, 2015 (the “Registration Statement”), (ii) the prospectus contained in the Registration Statement (the “Base Prospectus”), (iii) in connection with the offer and sale of the ADSs, a preliminary prospectus supplement dated November 30, 2015 and prospectus supplement as filed in final form with the Commission on December 2, 2015, pursuant to Rule 424(b) under the Act (collectively, including the Base Prospectus, the “ADS Prospectus Supplement”), (iv) in connection with the offer and sale of the Mandatory Convertible Preferred Shares, a preliminary prospectus supplement dated November 30, 2015 and prospectus supplement as filed in final form with the Commission on December 2, 2015, pursuant to Rule 424(b) under the Act (collectively, including the Base Prospectus, the “MCPS Prospectus Supplement”); (v) the Amended and Restated Deposit Agreement, dated as of November 5, 2012, among Teva, JPMorgan Chase Bank N.A., as depositary (the “Depositary”), and the holders from time to time of ADSs issued thereunder (the “Deposit Agreement”); and (vi) originals or copies, certified and otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have

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Teva Pharmaceutical Industries Limited

January 6, 2016

deemed necessary as a basis for the opinions expressed herein. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of Teva and upon certificates of public officials.

In making the examinations described above, we have assumed the genuineness of all signatures, the capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. In addition, in connection with the opinion as to enforceability expressed below, such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

In connection with the opinions expressed below, we have assumed that, at or prior to the time of the delivery of the Securities, (i) Teva’s Board of Directors (or an authorized committee thereof) shall have duly established the terms of such Securities and duly authorized the issuance and sale of such Securities and such authorization shall not have been modified or rescinded; (ii) such parties shall have the power, corporate or other, to enter into and perform all obligations in accordance with the documents to be executed by such parties; (iii) all such documents will be governed by the internal laws of the State of New York; (iv) upon the execution and delivery by such parties other than Teva of such documents, that such documents shall constitute valid and binding obligations of such parties; (v) the Registration Statement shall have been automatically declared effective and such effectiveness shall not have been terminated or rescinded; (vi) the Deposit Agreement will not have been terminated or modified subsequent to the date thereof and remains in full force and effect; and (vii) there shall not have occurred any change in law affecting the validity or enforceability of such Securities. We have also assumed that none of the terms of the Securities, nor the issuance and delivery of any such Security, nor the compliance by Teva with the terms of such Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon Teva, or any restriction imposed by any court or governmental body having jurisdiction over Teva.

Based upon and subject to the foregoing, we are of the opinion that, assuming the Deposit Agreement has been duly authorized, executed and delivered by the parties thereto, when ADSs are issued (including upon the conversion of any Mandatory Convertible Preferred Share) in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be validly issued and will entitle the holders thereof to the rights specified therein.

Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers of securities of the nature of the Securities described herein.

Teva Pharmaceutical Industries Limited

January 6, 2016

The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of New York, and we express no opinion with respect to the laws of any other country, state or jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Report of Foreign Private Issuer on Form 6-K filed by Teva, which is incorporated by reference into the Registration Statement, the ADS Prospectus Supplement and the MCPS Prospectus Supplement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued or promulgated thereunder.

This opinion is being delivered to you for your information in connection with the above matter and addresses matters only as of the date hereof.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP